Ally Financial Declares Dividends on Preferred Stock

DETROIT (July 22, 2011) – The Ally Financial Inc. (Ally) Board of Directors has declared quarterly dividend payments for certain outstanding preferred stock.  Each of these dividends were declared by the board of directors on July 18, 2011, and are payable on Aug. 15, 2011.

A quarterly dividend payment was declared on Ally’s Fixed Rate Cumulative Mandatorily Convertible Preferred Stock, Series F-2, of approximately $134 million, or $1.125 per share, and is payable to the U.S. Department of the Treasury.  A quarterly dividend payment was also declared on Ally’s Fixed Rate Cumulative Perpetual Preferred Stock, Series G, of approximately $45 million, or $17.31 per share, and is payable to shareholders of record as of Aug. 1, 2011.   Additionally, a dividend payment was declared on Ally’s Fixed Rate/Floating Rate Perpetual Preferred Stock, Series A, of approximately $22 million, or $0.53 per share, and is payable to shareholders of record as of Aug. 1, 2011.

Including the aforementioned dividend payments on the Series F-2 Preferred Stock, Ally will have paid a total of approximately $2.5 billion in distributions to the U.S. Treasury since February 2009.

About Ally Financial Inc.
Ally Financial Inc. (formerly GMAC Inc.) is one of the world's largest automotive financial services companies. The company offers a full suite of automotive financing products and services in key markets around the world. Ally's other business units include mortgage operations and commercial finance, and the company's subsidiary, Ally Bank, offers retail banking products. With approximately $174 billion in assets as of March 31, 2011, Ally operates as a bank holding company.  For more information, visit the Ally media site at http://media.ally.com.

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Contacts:

Jim Olecki
646-781-1008
james.olecki@ally.com

Chris McNamee
646-781-1010
christopher.mcnamee@ally.com